WASTE CONNECTIONS REPORTS FIRST QUARTER 2021 RESULTS

-	Strong solid waste pricing growth, accelerating solid waste volumes and increased resource recovery values drive better than expected Q1 results, an expected 10% solid waste price plus volume growth in Q2, and improving outlook for 2021
-	Revenue of $1.396 billion, exceeding outlook
-	Net income(a) of $160.3 million, and adjusted EBITDA(b) of $433.2 million, or 31.0% of revenue, exceeding outlook and up 80 basis points year over year
-	Net income and adjusted net income(b) of $0.61 and $0.70 per share, respectively
-	Net cash provided by operating activities of $400.4 million and adjusted free cash flow(b) of $289.8 million, or 20.8% of revenue and up 22.9% year over year

TORONTO, ONTARIO, April 28, 2021 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the first quarter of 2021.

“We are extremely pleased by the increasing momentum throughout the first quarter, with high flow through from returning solid waste volumes and increased resource recovery values setting up for outsized performance in 2021.  These tailwinds, bolstered by strong solid waste pricing retention, drove adjusted EBITDA(b) margin 70 basis points higher than expected in the period. Adjusted EBITDA(b) margin in Q1 was 31.0%, up 80 basis points year over year, driven primarily by an estimated 110 basis points margin expansion in underlying solid waste collection, transfer and disposal, with another 100 basis points from higher recovered commodity values.  Adjusted free cash flow(b) was $289.8 million, or 20.8% of revenue in the period, positioning us to comfortably exceed our minimum outlook of $950 million for the full year,” said Worthing F. Jackman, President and Chief Executive Officer. “Solid waste activity further accelerated as we exited the first quarter, positioning us for an expected double-digit solid waste price plus volume growth in the second quarter.”

Mr. Jackman added, “We knew that our differentiated response to the COVID-19 pandemic would leave us well-positioned as local economies reopened, and we are encouraged by improving macro trends and our strong operating and financial performance as we anniversary the onset of the pandemic.  COVID-19-related impacts to our business continue to abate, but most importantly, our commitment to and support of our employees and their families are unwavering.”

Mr. Jackman continued, “We are also encouraged by the cadence of acquisition dialogue and the high quality of potential opportunities, both of which suggest the potential for another outsized year of such activity, for which we are well-positioned.  Our balance sheet strength also provides the flexibility for further increasing return of capital to shareholders.”

Financial Impact from COVID-19

March 11, 2021 marked the one year anniversary of COVID-19 being declared a global pandemic by the World Health Organization.  The related economic disruptions largely associated with closures or restrictions put into effect following the onset of the COVID-19 pandemic resulted in declines in solid waste commercial collection, transfer station and landfill volumes, and roll off activity.  Throughout the remaining fiscal year 2020, solid waste revenue and reported volumes largely reflected the pace and shape of the closures and subsequent reopening activity, with the timing and magnitude of recovery varying by market.  Reported solid waste volumes in 2020 turned slightly negative in Q1, were most negative in Q2, and showed sequential improvement during the second half of the year, finishing the year at negative 3.1% in Q4.  In Q1 2021, the final period to include comparisons to pre-COVID-19 activity levels on a year over year basis, solid waste volumes were down 3.2%, reflecting the strong start to 2020 prior to the onset of the pandemic, compounded by the impact of an extra day in the quarter in 2020 due to leap year, as well as extreme winter weather in many markets during February 2021.  Solid waste volumes increased 2.6% in March 2021 compared to March 2020.

The COVID-19 pandemic also contributed to the decline in demand for and the value of crude oil, which impacted E&P drilling activity and resulted in lower E&P waste revenue, with the quarterly run rate decreasing from approximately $60 million in Q1 2020 to approximately $25 million by the second half of 2020.

Since the onset of the COVID-19 pandemic, protecting the health, welfare and safety of our employees has been our top priority.  Recognizing the potential for financial hardship and other challenges, we looked to provide a safety net for our employees on issues of income and family health.  To that end, in 2020, we incurred over $35 million in incremental COVID-19-related costs, primarily supplemental pay for frontline employees.  As we continue to support our employees and their families, such costs are expected to continue in 2021, albeit to a lesser extent than in the prior year, as employee COVID-19 cases and related impacts are similarly abating.

The impact of the COVID-19 pandemic on our business, results of operations, financial condition and cash flows in future periods will depend largely on future developments, including the duration and spread of the outbreak in the U.S. and Canada, the rate of vaccinations, the severity of COVID-19 variants, the actions to contain such coronavirus variants, and how quickly and to what extent normal economic and operating conditions can resume.

Q1 2021 Results

Revenue in the first quarter totaled $1.396 billion, up from $1.352 billion in the year ago period.  Operating income was $238.4 million, which included $0.9 million in acquisition-related costs and $0.6 million in impairments and other operating items.  This compares to operating income of $217.0 million in the first quarter of 2020, which included $3.7 million in acquisition-related costs and $1.5 million of impairments and other operating items.  Net income in the first quarter was $160.3 million, or $0.61 per share on a diluted basis of 263.2 million shares.  In the year ago period, the Company reported net income of $143.0 million, or $0.54 per share on a diluted basis of 264.4 million shares.

Adjusted net income(b) in the first quarter was $185.5 million, or $0.70 per diluted share, versus $170.6 million, or $0.65 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the first quarter was $433.2 million, as compared to $408.5 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Environmental, Social and Governance

Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation.  In 2020, the Company introduced long-term, aspirational ESG targets and committed over $500 million for investments to meet or exceed such sustainability targets. These investments primarily focus on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety through reduced incidents and enhancing employee engagement through improved voluntary turnover and Servant Leadership scores.  For more information, visit the Waste Connections website at wasteconnections.com/sustainability.

Q1 2021 Earnings Conference Call

Waste Connections will be hosting a conference call related to first quarter earnings on April 29th at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, listeners may access the call by dialing 877-221-2749 (within North America) or 212-231-2932 (international) approximately 10 minutes prior to the scheduled start time; a passcode is not required.  A replay of the conference call will be available until May 6, 2021, by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode #21993134.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on April 29th, providing the Company's second quarter 2021 outlook for revenue, core price plus volume growth for solid waste, and adjusted EBITDA(b).

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(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections"

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation.  The Company serves more than seven million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada.  Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.  For more information, visit Waste Connections at wasteconnections.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2021 financial results, outlook and related assumptions, potential growth and margin expansion, potential acquisition activity and return of capital to shareholders. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee months ended MARCH 31, 2020 and 2021

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended March 31,
		2020			2021

Revenues			$1,352,404			$1,395,942
Operating expenses:
Cost of operations			815,424			825,920
Selling, general and administrative			136,052			141,422
Depreciation			150,821			157,402
Amortization of intangibles			31,638			32,192
Impairments and other operating items			1,506			634
Operating income			216,963			238,372

Interest expense			(37,990)			(42,425)
Interest income			2,175			1,103
Other income (expense), net			(9,521)			3,548
Income before income tax provision			171,627			200,598

Income tax provision			(28,734)			(40,291)
Net income			142,893			160,307
Plus: Net loss attributable to noncontrolling interests			142			2
Net income attributable to Waste Connections			$143,035			$160,309

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.54			$0.61

Diluted			$0.54			$0.61

Shares used in the per share calculations:
Basic			263,790,364			262,697,487
Diluted			264,353,158			263,156,655

Cash dividends per common share			$0.185			$0.205

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2020	March 31, 2021
ASSETS
Current assets:
Cash and equivalents	$617,294	$743,464
Accounts receivable, net of allowance for credit losses of $19,380 and $18,970 at December 31, 2020 and March 31, 2021, respectively	630,264	608,758
Prepaid expenses and other current assets	160,714	151,769
Total current assets	1,408,272	1,503,991
Restricted cash	97,095	105,689
Restricted investments	57,516	56,620
Property and equipment, net	5,284,506	5,232,682
Operating lease right-of-use assets	170,923	174,635
Goodwill	5,726,650	5,754,101
Intangible assets, net	1,155,079	1,125,894
Other assets, net	92,323	89,317
Total assets	$13,992,364	$14,042,929
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$290,820	$280,025
Book overdraft	17,079	234
Deferred revenue	233,596	243,712
Accrued liabilities	404,923	399,470
Current portion of operating lease liabilities	30,671	35,699
Current portion of contingent consideration	43,297	42,360
Current portion of long-term debt and notes payable	8,268	105,386
Total current liabilities	1,028,654	1,106,886

Long-term portion of debt and notes payable	4,708,678	4,613,602
Long-term portion of operating lease liabilities	147,223	146,018
Long-term portion of contingent consideration	28,439	24,618
Deferred income taxes	760,044	776,498
Other long-term liabilities	455,888	433,434
Total liabilities	7,128,926	7,101,056
Commitments and contingencies
Equity:
Common shares: 262,899,174 shares issued and 262,824,990 shares outstanding at December 31, 2020; 262,564,371 shares issued and 262,491,505 shares outstanding at March 31, 2021	4,030,368	3,964,500
Additional paid-in capital	170,555	161,638
Accumulated other comprehensive income (loss)	(651)	46,171
Treasury shares: 74,184 and 72,866 shares at December 31, 2020 and March 31, 2021, respectively	-	-
Retained earnings	2,659,001	2,765,401
Total Waste Connections’ equity	6,859,273	6,937,710
Noncontrolling interest in subsidiaries	4,165	4,163
Total equity	6,863,438	6,941,873
	$13,992,364	$14,042,929

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

THREE months ended MARCH 31, 2020 and 2021

(Unaudited)

(in thousands of U.S. dollars)

	Three months ended March 31,
	2020	2021
Cash flows from operating activities:
Net income	$142,893	$160,307
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	135	401
Depreciation	150,821	157,402
Amortization of intangibles	31,638	32,192
Deferred income taxes, net of acquisitions	23,259	8,379
Amortization of debt issuance costs	3,420	1,359
Share-based compensation	13,046	10,307
Interest accretion	4,352	4,204
Payment of contingent consideration recorded in earnings	-	(520)
Adjustments to contingent consideration	-	89
Other	2,308	(796)
Net change in operating assets and liabilities, net of acquisitions	(2,286)	27,072
Net cash provided by operating activities	369,586	400,396

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(5,943)	(8,545)
Capital expenditures for property and equipment	(137,781)	(96,793)
Proceeds from disposal of assets	3,499	2,080
Other	6,599	2,705
Net cash used in investing activities	(133,626)	(100,553)

Cash flows from financing activities:
Proceeds from long-term debt	1,790,625	-
Principal payments on notes payable and long-term debt	(970,393)	(5,559)
Payment of contingent consideration recorded at acquisition date	(1,976)	(4,807)
Change in book overdraft	(3,848)	(16,849)
Payments for repurchase of common shares	(105,654)	(65,999)
Payments for cash dividends	(48,018)	(53,909)
Tax withholdings related to net share settlements of equity-based compensation	(23,090)	(18,490)
Debt issuance costs	(10,936)	-
Proceeds from sale of common shares held in trust	679	131
Net cash provided by (used in) financing activities	627,389	(165,482)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,364)	403
Net increase in cash, cash equivalents and restricted cash	860,985	134,764
Cash, cash equivalents and restricted cash at beginning of period	423,221	714,389
Cash, cash equivalents and restricted cash at end of period	$1,284,206	$849,153

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three months ended March 31, 2021:

	U.S.	Canada	Total
Core Price	4.1%	6.5%	4.5%
Surcharges	(0.2%)	(0.7%)	(0.3%)
Volume	(2.8%)	(5.9%)	(3.2%)
Recycling	0.8%	1.3%	0.9%
Foreign Exchange Impact	-	6.0%	0.7%
Total	1.9%	7.2%	2.6%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended March 31, 2020 and 2021:

	Three months ended March 31, 2020
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$989,009	$(3,404)	$985,605	72.9%
Solid Waste Disposal and Transfer	446,983	(187,066)	259,917	19.2%
Solid Waste Recycling	18,108	(552)	17,556	1.3%
E&P Waste Treatment, Recovery and Disposal	65,377	(6,027)	59,350	4.4%
Intermodal and Other	30,018	(42)	29,976	2.2%
Total	$1,549,495	$(197,091)	$1,352,404	100.0%

	Three months ended March 31, 2021
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,036,472	$(3,045)	$1,033,427	74.0%
Solid Waste Disposal and Transfer	461,259	(190,446)	270,813	19.4%
Solid Waste Recycling	32,448	(993)	31,455	2.3%
E&P Waste Treatment, Recovery and Disposal	28,012	(3,343)	24,669	1.8%
Intermodal and Other	35,634	(56)	35,578	2.5%
Total	$1,593,825	$(197,883)	$1,395,942	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three month periods ended March 31, 2020 and 2021:

	Three months ended March 31,
	2020	2021
Acquisitions, net	$59,568	$40,542

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three month periods ended March 31, 2020 and 2021:

	Three months ended March 31,
	2020	2021
Cash Interest Paid	$17,046	$25,446
Cash Taxes Paid	4,610	28,621

Debt to Book Capitalization as of March 31, 2021: 40%

Internalization for the three months ended March 31, 2021: 56%

Days Sales Outstanding for the three months ended March 31, 2021: 39 (24 net of deferred revenue)

Share Information for the three months ended March 31, 2021:

Basic shares outstanding	262,697,487
Dilutive effect of equity-based awards	459,168
Diluted shares outstanding	263,156,655

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended March 31,
	2020	2021
Net income attributable to Waste Connections	$143,035	$160,309
Less: Net loss attributable to noncontrolling interests	(142)	(2)
Plus: Income tax provision	28,734	40,291
Plus: Interest expense	37,990	42,425
Less: Interest income	(2,175)	(1,103)
Plus: Depreciation and amortization	182,459	189,594
Plus: Closure and post-closure accretion	3,908	3,709
Plus: Impairments and other operating items	1,506	634
Plus/(Less): Other expense (income), net	9,521	(3,548)
Adjustments:
Plus: Transaction-related expenses(a)	1,146	526
Plus: Fair value changes to equity awards(b)	2,541	339
Adjusted EBITDA	$408,523	$433,174

As % of revenues	30.2%	31.0%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended March 31,
	2020	2021
Net cash provided by operating activities	$369,586	$400,396
Less: Change in book overdraft	(3,848)	(16,849)
Plus: Proceeds from disposal of assets	3,499	2,080
Less: Capital expenditures for property and equipment	(137,781)	(96,793)
Adjustments:
Payment of contingent consideration recorded in earnings(a)	-	520
Transaction-related expenses(b)	1,146	526
Pre-existing Progressive Waste share-based grants(c)	6,440	97
Tax effect(d)	(3,318)	(188)
Adjusted free cash flow	$235,724	$289,789

As % of revenues	17.4%	20.8%

____________________________

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the addback of acquisition-related transaction costs.
(c)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(d)	The aggregate tax effect of footnotes (a) through (c) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended March 31,
	2020	2021
Reported net income attributable to Waste Connections	$143,035	$160,309
Adjustments:
Amortization of intangibles(a)	31,638	32,192
Impairments and other operating items(b)	1,506	634
Transaction-related expenses(c)	1,146	526
Fair value changes to equity awards(d)	2,541	339
Tax effect(e)	(9,304)	(8,543)
Adjusted net income attributable to Waste Connections	$170,562	$185,457
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.54	$0.61
Adjusted net income	$0.65	$0.70

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	The aggregate tax effect of the adjustments in footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.